EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-194456, 333-190366, 333-157132, 333-131496, 333-83731, 033-57793, 033-57795, and 033-57797) of our reports dated November 21, 2017, with respect to the consolidated financial statements and schedule of Matthews International Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Matthews International Corporation and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2017.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
November 21, 2017